Exhibit 99.1

Verra Mobility Announces Fourth Quarter and Full Year 2024 Financial Results

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Full year 2024 revenue of $879.2 million
•
Full year 2024 net income of $31.4 million
•
Full year 2024 net cash provided from operations of $223.6 million
•
Establishing fiscal year 2025 guidance

MESA, Ariz., February 27, 2025 /PRNewswire/ – Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today the financial results for the fourth quarter and full year ended December 31, 2024.

“We delivered a solid fourth quarter, highlighted by strong earnings and cash flow generation,” said David Roberts, President and CEO, Verra Mobility. “Resilient fourth quarter travel demand drove continued strength in Commercial Services and increased demand for automated traffic enforcement drove solid performance in Government Solutions. Our business fundamentals are strong and intact. Travel demand appears resilient and is expected to be a source of ongoing strength for Commercial Services. We expect that our strong sales bookings in Government Solutions will drive solid revenue growth over the foreseeable future and, we expect our Parking Solutions business to exit 2025 on a strong run-rate. Based on these factors, we anticipate that our long-term outlook remains intact relative to the 2026 Revenue and Adjusted EBITDA targets that we provided at our July 2022 Investor Day.”

Fourth Quarter 2024 Financial Highlights

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Revenue: Total revenue for the fourth quarter of 2024 was $221.5 million, an increase of 5% compared to $211.0 million for the fourth quarter of 2023. Service revenue growth was 4%, driven by 4% growth in our Commercial Services segment and 5% growth from our Government Solutions segment. Commercial Services revenue growth was due to increases in travel volume, product adoption and tolling activity, and the growth in Government Solutions service revenue was driven by the expansion of school bus stop arm, bus lane and maintenance programs. Parking Solutions service revenue declined by $0.7 million, or 4% compared to the fourth quarter of 2023, as increased revenue from software as a service product offerings was offset by reduction in professional services revenue related to parking management solutions.
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Net (loss) income and Earnings Per Share (EPS): Net loss for the fourth quarter of 2024 was $(66.7) million, or $(0.41) per share, based on 163.3 million diluted weighted average shares outstanding. Net income for the comparable 2023 period was $3.0 million, or $0.02 per share, based on 168.6 million diluted weighted average shares outstanding. The net loss for the fourth quarter of 2024 is primarily attributable to an impairment loss of $97.1 million as a result of our 2024 impairment assessment of goodwill in our Parking Solutions segment.
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Adjusted EPS*: Adjusted EPS for the fourth quarter of 2024 was $0.33 per share compared to $0.24 per share for the fourth quarter of 2023.
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Adjusted EBITDA*: Adjusted EBITDA was $102.0 million for the fourth quarter of 2024 compared to $91.3 million for the same period last year. Adjusted EBITDA margin was 46% and 43% of total revenue for 2024 and 2023, respectively.

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Net Cash Provided from Operations: Cash provided by operating activities increased by approximately $4.8 million from $35.7 million for the three months ended December 31, 2023 to $40.5 million for the three months ended December 31, 2024 due primarily to increased revenue, lower selling and general expenses and changes in deferred income taxes offset by changes in working capital, mainly related to accrued liabilities.
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Free Cash Flow*: Free Cash Flow was $21.6 million for the fourth quarter of 2024 compared to $19.2 million for the same period last year.

*Non-GAAP measure; refer to “Non-GAAP Financial Measures” further below for explanatory notes and a reconciliation to the most directly comparable GAAP measure.

We report our results of operations based on three operating segments:

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Commercial Services offers automated toll and violations management and title and registration solutions to rental car companies, fleet management companies and other large fleet owners.
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Government Solutions delivers automated safety solutions to municipalities, school districts and government agencies, including services and technology that enable photo enforcement cameras to detect and process traffic violations related to speed, red-light, school bus and city bus lane management.
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Parking Solutions provides an integrated suite of parking software, transaction processing and hardware solutions to universities, municipalities, parking operators, healthcare facilities and transportation hubs in the United States and Canada.

Fourth Quarter 2024 Segment Detail

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The Commercial Services segment generated total revenue of $98.7 million, a 4% increase compared to $94.5 million in the same period in 2023. Segment profit was $64.6 million, a 4% increase from $62.2 million in the prior year period. The increases in revenue and segment profit compared to the prior year period resulted from increased travel volume as well growth in revenue contributed from processing violations, titles and registrations and higher tolling activity for our fleet management customers. The segment profit margin was 65% for the fourth quarter of 2024 and 66% for the fourth quarter of 2023.
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The Government Solutions segment generated total revenue of $103.2 million, a 10% increase compared to $94.0 million in the same period in 2023. The increase was due to a 5% increase in recurring service revenue over the prior year quarter, primarily driven by the expansion of school bus stop arm, bus lane and maintenance programs. In addition, product revenue increased approximately $4.7 million from the prior year period. The segment profit was $34.6 million in 2024 compared to $24.1 million in the prior year period with segment profit margins of 34% for 2024 and 26% for 2023. The increase in segment profit was primarily attributable to a $3.9 million write-down of installation and service parts in the fourth quarter of 2023 that did not occur in the 2024 period as well as lower credit loss expense in the fourth quarter of 2024 as compared to the prior year period.
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The Parking Solutions segment generated total revenue of $19.7 million, a 13% decrease compared to $22.5 million in the same period in 2023 due to a reduction in service revenue and a decrease in one-time product sales compared to the prior year quarter. The segment profit was $2.8 million compared to $5.0 million in the prior year period with segment profit margins of 14% for 2024 and 22% for 2023. The decrease in segment profit was primarily due to lower revenue and an increase in selling and general expenses.

Full Year 2024 Financial Highlights

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Revenue: Total revenue for the fiscal year 2024 was $879.2 million, an increase of 8% compared to $817.3 million for fiscal year 2023. Service revenue growth was 7%, driven by 9% growth in Commercial Services segment and 7% growth from our Government Solutions segment. Commercial Services revenue growth was due to increases in travel volume, product adoption and tolling activity, and the growth in Government Solutions service revenue was driven by the expansion of speed, maintenance and bus lane programs. Parking Solutions service revenue declined by $0.7 million, or 1% compared to fiscal year 2023, as increased revenue from software as a service product offerings was offset by reduction in professional services related to parking management solutions.
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Net income and Earnings Per Share (EPS): Net income for fiscal year 2024 was $31.4 million, or $0.19 per share, based on 167.7 million diluted weighted average shares outstanding. Net income for the comparable 2023 period was $57.0 million, or $0.36 per share, based on 160.0 million diluted weighted average shares outstanding. The $25.6 million decrease in net income was primarily due to the impairment to goodwill in our Parking Solutions segment recorded in fiscal year 2024, partially offset by the change in fair value of the private placement warrants liability in the prior fiscal year without a comparable amount in fiscal year 2024.
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Adjusted EPS*: Adjusted EPS for fiscal year 2024 was $1.23 per share compared to $1.08 per share for fiscal year 2023.
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Adjusted EBITDA*: Adjusted EBITDA was $401.6 million for fiscal year 2024 compared to $371.5 million for the same period last year. Adjusted EBITDA margin was 46% and 45% of total revenue for 2024 and 2023, respectively.
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Net Cash Provided from Operations: Cash provided by operating activities increased by approximately $17.5 million from $206.1 million for fiscal year 2023 to $223.6 million for fiscal year 2024. This was primarily from increased revenue, lower expenses from interest and change in the fair value of private placement warrants, changes in deferred income taxes and lower accounts receivables year over year partially offset by decreases in other working capital changes, mainly related to accrued liabilities.
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Free Cash Flow*: Free Cash Flow was $152.8 million for fiscal year 2024 compared to $149.1 million for the same period last year. Free Cash Flow for fiscal year 2024 includes an after-tax legal settlement cost of approximately $22.1 million.

Liquidity: As of December 31, 2024, cash and cash equivalents were $77.6 million, and we generated $223.6 million in net cash provided by operating activities for the year ended December 31, 2024.

Net Debt and Net Leverage*: As of December 31, 2024, Net Debt was $968.0 million and Net Leverage was 2.4x, as compared to $918.3 million and 2.5x as of December 31, 2023.

*Non-GAAP measure; refer to “Non-GAAP Financial Measures” further below for explanatory notes and a reconciliation to the most directly comparable GAAP measure.

Share Repurchases

In October 2023, our Board of Directors authorized a share repurchase program for up to an aggregate amount of $100.0 million of our outstanding shares of Class A Common Stock over an 18-month period in open market, accelerated share repurchase (“ASR”) or privately negotiated transactions. In June 2024, we entered into a share repurchase agreement with a stockholder, pursuant to which we repurchased, directly from the stockholder, 2.0 million shares of our Class A Common Stock for an aggregate purchase price of $51.5 million. During the fourth quarter of 2024, we repurchased approximately 1.5 million shares through open market transactions and paid $35.8 million. In December 2024, our Board of Directors increased the authorization to repurchase up to an additional $100 million of our shares under the existing October 2023 program, providing us with approximately $112.7 million available for repurchases. On December 11, 2024, we entered into an ASR agreement with a third-party financial institution and paid $112.7 million to receive an initial delivery of 3,821,958 shares of our Class A Common Stock. The final settlement is expected to occur in the first quarter of 2025, at which time, we expect to receive additional shares calculated using a volume-weighted average price over the term of the ASR agreement. We paid a total of $200.0 million for share repurchases during fiscal year 2024. All repurchased shares were subsequently retired.

Cancellation of the Interest Rate Swap

We exercised our option to cancel our interest rate swap agreement, effective the end of the third quarter of 2024. The interest rate swap was previously used to hedge our exposure to higher interest rates associated with the variable portion of the interest rate on our term loan.

Goodwill Impairment

We recorded a $97.1 million impairment to goodwill in our Parking Solutions segment during fiscal year 2024, which is presented in a separate line item on the consolidated statements of operations. This impairment was in connection with our 2024 assessment of goodwill where the Parking Solutions reporting unit's carrying value exceeded the estimated fair value.

Term Loan Refinancing

In February 2024, we entered into a third amendment and in October 2024, a fourth amendment to refinance our term loan. Pursuant to these amendments, the interest rate on the term loan was reduced by an aggregate 1.00% to Secured Overnight Financing Rate (“SOFR”) plus 2.25% from SOFR plus 3.25% with the SOFR floor unchanged at 0.00%. The credit spread adjustment in the term loan, ranging from approximately 0.1% to 0.7%, was eliminated. In addition, the term loan agreement was amended to no longer require the repayment of principal in quarterly installments, with principal now required to be repaid at maturity in fiscal year 2028.

2025 Full Year Guidance

Any guidance that we provide is subject to change as a variety of factors can affect actual operating results. Certain of the factors that may impact our actual operating results are identified below in the safe harbor language included within Forward-Looking Statements of this press release.

We are providing the following forward-looking guidance, which includes Adjusted EBITDA, Adjusted EPS, Free Cash Flow, and Net Leverage, all of which are non-GAAP financial measures (defined below):

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Total Revenue of $925 million to $935 million
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Adjusted EBITDA of $410 million to $420 million
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Adjusted EPS of $1.30 to $1.35
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Free Cash Flow of $175 million to $185 million
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Net Leverage of approximately 2.0x

Underlying Assumptions for 2025 Full Year Guidance

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Weighted average fully diluted share count expected to be approximately 163 million shares for the full year 2025
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Effective tax rate (including state taxes) is expected to be 28.5% to 29.5%, with approximately $65 million in total cash taxes expected to be paid in 2025. The effective tax rate for Non-GAAP adjustments is provided in the Reconciliation of Net (Loss) Income to Adjusted Net Income and Calculation of Adjusted EPS
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Depreciation and amortization expense expected to be approximately $110 million for 2025
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Total interest expense, net expected to be approximately $70 million, of which approximately $65 million is expected to be net cash interest paid
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Change in working capital (change in operating assets and liabilities) is expected to result in a use of cash of approximately $15 million for 2025
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Capital expenditures (purchases of installation and service parts and property and equipment) are expected to be approximately $90 million for 2025

Conference Call Details

Date: February 27, 2025

Time: 5:00 p.m. Eastern Time

To access this conference call by telephone, register here to receive dial-in numbers and a unique PIN to join the call.

Webcast Information: Available live in the “Investor Relations” section of our website at http://ir.verramobility.com.

A replay of the call will also be made available on the Investor Relations website. A copy of the earnings call presentation will be posted to our website.

About Verra Mobility

Verra Mobility is a leading provider of smart mobility technology solutions that make transportation safer, smarter and more connected. We sit at the center of the mobility ecosystem, bringing together vehicles, hardware, software, data and people to enable safe, efficient solutions for customers globally. Our transportation safety systems and parking management solutions protect lives, improve urban and motorway mobility and support healthier communities. We also solve complex payment, utilization and compliance challenges for fleet owners and rental car companies. We are headquartered in Arizona, and operate in North America, Europe, Asia and Australia. For more information, please visit www.verramobility.com.

Forward-Looking Statements

This press release contains forward-looking statements which address our expected future business and financial performance, and may contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will” or similar expressions. Forward-looking statements include statements regarding changes and trends in the market for our products and services, including expected resilience of travel demand and impact on our Commercial Services segment, expected strong sales bookings in our Government Solutions segment and a strong run-rate in our Parking Solutions segment, expected operating results and metrics, such as revenue growth, expansion plans and opportunities, 2025 full year guidance, including expected total revenue, Adjusted EBITDA, Adjusted EPS, Free Cash Flow and Net Leverage, the underlying assumptions for the 2025 full year guidance, including expected weighted average fully-diluted share count, effective tax rate and cash taxes, expected depreciation and amortization, expected interest expense, net and total net cash interest, expected change in working capital and expected capital expenditures, and our ability to meet our long-term outlook, including

2026 revenue and Adjusted EBITDA targets. Forward-looking statements involve risks and uncertainties and a number of factors could cause actual results to differ materially from those currently anticipated. These factors include, but are not limited to, the impact of negative industry and macroeconomic conditions on our customers or the Company; customer concentration in our Commercial Services and Government Solutions segments including risks impacting such segments, including travel demand and legislation; risks related to our contract with the New York City Department of Transportation, which comprises a material portion of our revenue and was extended through December 31, 2025, including risks related to winning the competitive procurement process for a new contract or if we win the competitive procurement at materially different terms and pricing as our current contract; our reliance on specialized third-party providers; risks and uncertainties related to our government contracts, including legislative changes, termination rights, delays in payments, audits and investigations; decreases in the prevalence or political acceptance of, or an increase in governmental restrictions regarding, automated and other similar methods of photo enforcement, parking solutions or the use of tolling; our ability to successfully implement our acquisition strategy or integrate acquisitions; failure in or breaches of our networks or systems, including as a result of cyber-attacks or other incidents; risks and uncertainties related to our international operations/our ability to develop and successfully market new products and technologies into new markets; our failure to acquire necessary intellectual property or adequately protect our intellectual property; our ability to manage our substantial level of indebtedness; our ability to maintain an effective system of internal controls; our ability to properly perform under our contracts and otherwise satisfy our customers; decreased interest in outsourcing from our customers; our ability to keep up with technological developments and changing customer preferences; our ability to compete in a highly competitive and rapidly evolving market; risks and uncertainties related to our share repurchase program; risks and uncertainties related to litigation, disputes and regulatory investigations; our reliance on specialized third-party vendors and service providers; and other risks and uncertainties indicated from time to time in documents we filed or will file with the Securities and Exchange Commission (the “SEC”). In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. This press release should be read in conjunction with the information included in our other press releases, reports and other filings with the SEC. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2024 Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and except to the extent required by applicable law, we do not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Additional Information

We periodically provide information for investors on our corporate website, www.verramobility.com, and our investor relations website, ir.verramobility.com.

We intend to use our website including our quarterly earnings presentation as a means of disclosing material non-public information, additional financial and operating metrics and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we also disclose certain non-GAAP financial information in this press release. These financial measures are not recognized measures under GAAP and are not intended to be, and should not be, considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted EPS, Adjusted EBITDA Margin, Net Debt, and Net Leverage are non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures may be determined or calculated differently by other companies. As a result, they may not be comparable to similarly titled performance measures presented by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

We are not providing a quantitative reconciliation of Adjusted EBITDA, Adjusted EPS, Free Cash Flow or Net Leverage which are included in our 2025 financial guidance above, in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, we are unable to provide a reconciliation of forward-looking Adjusted EBITDA to GAAP net (loss) income, Adjusted EPS to net (loss) income per share, Free Cash Flow to net cash provided by operating activities and Net Leverage, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Due to the uncertainty of estimates and assumptions used in preparing forward-looking non-GAAP measures, we caution investors that actual results could differ materially from these non-GAAP financial projections.

We use the non-GAAP metrics EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted EPS, Adjusted EBITDA Margin to measure our performance from period to period, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. We use the non-GAAP metrics Free Cash Flow in connection with managing the business and we use the non-GAAP metrics “Net Debt” and “Net Leverage” to understand our overall leverage position and to evaluate capital allocation decisions. In addition, we also believe that these non-GAAP measures provide useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance, liquidity and leverage relative to other periods. These non-GAAP measures have certain limitations as analytical tools and should not be used as substitutes for net (loss) income, cash flows from operations, earnings per share, other consolidated income, cash flow or debt data prepared in accordance with GAAP.

EBITDA and Adjusted EBITDA

We define “EBITDA” as net (loss) income adjusted to exclude interest expense, net, income taxes, depreciation and amortization. "Adjusted EBITDA" further excludes certain non-cash expenses and non-recurring items.

Free Cash Flow

We define “Free Cash Flow” as net cash flow provided by operating activities less purchases of installation and service parts and property and equipment.

Adjusted Net Income

We define “Adjusted Net Income” as net (loss) income adjusted to exclude amortization of intangibles and certain non-cash or non-recurring expenses such as change in fair value of private placement warrants, change in fair value of interest rate swap, loss on extinguishment of debt, among other items.

Adjusted EPS

We define “Adjusted EPS” as Adjusted Net Income divided by the diluted weighted average shares for the period.

Adjusted EBITDA Margin

We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue.

Net Debt

We define “Net Debt” as total long-term debt (including current portion of long-term debt) excluding original issue discounts and unamortized deferred financing costs, less cash and cash equivalents.

Net Leverage

We define “Net Leverage” as Net Debt divided by the trailing twelve months Adjusted EBITDA as of the current quarter-end.

Additional Metrics

Recurring Revenue or Recurring Service Revenue

We define “Recurring Revenue” or “Recurring Service Revenue” as all revenue other than product sales for each of our segments, as we typically generate revenue on a recurring monthly basis under long-term contracts with our customers. This includes our Commercial Services segment where we generate service revenue through processing of tolls, violations, and titles and registrations.

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
(In thousands, except per share data)	2024	2023
Assets
Current assets:
Cash and cash equivalents	$77,560	$136,309
Restricted cash	3,594	3,413
Accounts receivable (net of allowance for credit losses of $17.0 million and $18.5 million at December 31, 2024 and 2023, respectively)	206,503	197,824
Unbilled receivables	48,193	37,065
Inventory	15,502	17,966
Prepaid expenses and other current assets	42,647	46,961
Total current assets	393,999	439,538
Installation and service parts, net	36,631	22,895
Property and equipment, net	141,601	123,248
Operating lease assets	29,895	33,523
Intangible assets, net	232,297	301,025
Goodwill	735,615	835,835
Other non-current assets	44,451	33,919
Total assets	$1,614,489	$1,789,983
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$91,224	$78,749
Deferred revenue	29,374	28,788
Accrued liabilities	73,980	93,119
Tax receivable agreement liability, current portion	5,163	5,098
Current portion of long-term debt	—	9,019
Total current liabilities	199,741	214,773
Long-term debt, net of current portion	1,034,211	1,029,113
Operating lease liabilities, net of current portion	25,757	29,124
Tax receivable agreement liability, net of current portion	42,977	48,369
Asset retirement obligations	15,493	14,580
Deferred tax liabilities, net	14,699	18,360
Other long-term liabilities	16,486	14,197
Total liabilities	1,349,364	1,368,516
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	16	17
Additional paid-in capital	551,955	557,513
Accumulated deficit	(269,287)	(125,887)
Accumulated other comprehensive loss	(17,559)	(10,176)
Total stockholders' equity	265,125	421,467
Total liabilities and stockholders' equity	$1,614,489	$1,789,983

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE (LOSS) INCOME

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2024	2023	2024	2023
Service revenue	$209,671	$201,818	$841,676	$783,595
Product sales	11,829	9,195	37,531	33,715
Total revenue	221,500	211,013	879,207	817,310
Cost of service revenue, excluding depreciation and amortization	4,664	4,514	18,988	18,232
Cost of product sales	8,303	7,022	27,058	25,231
Operating expenses	74,368	76,915	295,937	273,288
Selling, general and administrative expenses	52,622	73,056	195,054	198,550
Depreciation, amortization and (gain) loss on disposal of assets, net	27,857	26,177	109,072	113,195
Goodwill impairment	97,076	—	97,076	—
Total costs and expenses	264,890	187,684	743,185	628,496
(Loss) income from operations	(43,390)	23,329	136,022	188,814
Interest expense, net	16,699	20,859	73,902	86,701
Change in fair value of private placement warrants	—	—	—	24,966
Tax receivable agreement liability adjustment	(257)	(3,077)	(257)	(3,077)
Loss on interest rate swap	—	2,764	494	817
Loss on extinguishment of debt	1,117	—	1,745	3,533
Other income, net	(5,000)	1,643	(18,970)	(11,123)
Total other expenses	12,559	22,189	56,914	101,817
(Loss) income before income taxes	(55,949)	1,140	79,108	86,997
Income tax provision (benefit)	10,707	(1,882)	47,660	29,982
Net (loss) income	$(66,656)	$3,022	$31,448	$57,015
Other comprehensive (loss) income:
Change in foreign currency translation adjustment	(10,747)	6,250	(7,383)	2,689
Total comprehensive (loss) income	$(77,403)	$9,272	$24,065	$59,704
Net (loss) income per share:
Basic	$(0.41)	$0.02	$0.19	$0.36
Diluted	$(0.41)	$0.02	$0.19	$0.36
Weighted average shares outstanding:
Basic	163,342	166,437	165,090	158,777
Diluted	163,342	168,585	167,717	160,017

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended December 31,
($ in thousands)	2024	2023
Cash Flows from Operating Activities:
Net (loss) income	$(66,656)	$3,022
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	27,543	26,232
Amortization of deferred financing costs and discounts	669	1,079
Tax receivable agreement liability adjustment	(257)	(3,077)
Change in fair value of interest rate swap	—	3,041
Loss on extinguishment of debt	1,117	—
Credit loss expense	1,577	1,501
Deferred income taxes	(8,328)	(19,801)
Stock-based compensation	4,372	5,130
Goodwill impairment	97,076	—
Impairment of long-lived assets and ROU assets	170	4,280
Other	654	53
Changes in operating assets and liabilities:
Accounts receivable	(14,773)	(6,605)
Unbilled receivables	1,925	3,277
Inventory	1,406	2,209
Prepaid expenses and other assets	9,349	(5,109)
Deferred revenue	(170)	(5,875)
Accounts payable and other current liabilities	(9,825)	23,453
Other liabilities	(5,362)	2,920
Net cash provided by operating activities	40,487	35,730
Cash Flows from Investing Activities:
Cash receipts for interest rate swap	—	277
Purchase of intellectual property	—	(500)
Purchases of installation and service parts and property and equipment	(18,847)	(16,484)
Cash proceeds from the sale of assets	158	110
Net cash used in investing activities	(18,689)	(16,597)
Cash Flows from Financing Activities:
Borrowings on long-term debt	36,591	—
Repayment of long-term debt	(41,101)	(2,255)
Payment of debt issuance costs	(276)	(97)
Share repurchases and retirement	(148,479)	—
Proceeds from exercise of stock options	1,587	3,074
Payment of employee tax withholding related to RSUs and PSUs vesting	(175)	(65)
Net cash (used in) provided by financing activities	(151,853)	657
Effect of exchange rate changes on cash and cash equivalents	(2,004)	1,602
Net (decrease) increase in cash, cash equivalents and restricted cash	(132,059)	21,392
Cash, cash equivalents and restricted cash - beginning of period	213,213	118,330
Cash, cash equivalents and restricted cash - end of period	$81,154	$139,722

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Year Ended December 31,
($ in thousands)	2024	2023
Cash Flows from Operating Activities:
Net income	$31,448	$57,015
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108,525	113,067
Amortization of deferred financing costs and discounts	4,106	4,679
Change in fair value of private placement warrants	—	24,966
Tax receivable agreement liability adjustment	(257)	(3,077)
Change in fair value of interest rate swap	1,316	(320)
Loss on extinguishment of debt	1,745	3,533
Credit loss expense	13,002	9,054
Deferred income taxes	(10,012)	(27,037)
Stock-based compensation	22,958	17,476
Goodwill impairment	97,076	—
Impairment of long-lived assets and ROU assets	170	4,280
Other	1,403	359
Changes in operating assets and liabilities:
Accounts receivable	(22,664)	(42,459)
Unbilled receivables	(11,987)	(6,252)
Inventory	1,917	1,148
Prepaid expenses and other assets	5,926	(2,161)
Deferred revenue	1,231	(2,400)
Accounts payable and other current liabilities	(16,425)	50,512
Other liabilities	(5,836)	3,718
Net cash provided by operating activities	223,642	206,101
Cash Flows from Investing Activities:
Cash receipts (payments) for interest rate swap	822	(1,137)
Purchase of intellectual property	—	(500)
Purchases of installation and service parts and property and equipment	(70,856)	(56,985)
Cash proceeds from the sale of assets	314	332
Net cash used in investing activities	(69,720)	(58,290)
Cash Flows from Financing Activities:
Borrowings on long-term debt	36,591	—
Repayment of long-term debt	(45,610)	(181,519)
Payment of debt issuance costs	(716)	(459)
Proceeds from the exercise of warrants	—	161,408
Share repurchases and retirement	(199,979)	(100,000)
Proceeds from exercise of stock options	4,288	5,919
Payment of employee tax withholding related to RSUs and PSUs vesting	(6,001)	(3,142)
Net cash used in financing activities	(211,427)	(117,793)
Effect of exchange rate changes on cash and cash equivalents	(1,063)	589
Net (decrease) increase in cash, cash equivalents and restricted cash	(58,568)	30,607
Cash, cash equivalents and restricted cash - beginning of period	139,722	109,115
Cash, cash equivalents and restricted cash - end of period	$81,154	$139,722

VERRA MOBILITY CORPORATION

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA (Unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
($ in thousands)	2024	2023	2024	2023
Net (loss) income	$(66,656)	$3,022	$31,448	$57,015
Interest expense, net	16,699	20,859	73,902	86,701
Income tax provision (benefit)	10,707	(1,882)	47,660	29,982
Depreciation and amortization	27,543	26,232	108,525	113,067
EBITDA	(11,707)	48,231	261,535	286,765
Transaction and other related expenses (i)	1,245	145	5,369	629
Transformation expenses (ii)	1,892	935	4,444	3,241
Change in fair value of private placement warrants (iii)	—	—	—	24,966
Legal accrual/settlement (iv)	8,250	31,500	8,250	31,500
Tax settlement payment related to a prior acquisition(v)	—	5,652	—	5,652
Goodwill impairment (vi)	97,076	—	97,076	—
Tax receivable agreement liability adjustment (vii)	(257)	(3,077)	(257)	(3,077)
Loss on interest rate swap (viii)	—	2,764	494	817
Loss on extinguishment of debt (ix)	1,117	—	1,745	3,533
Stock-based compensation (x)	4,372	5,130	22,958	17,476
Adjusted EBITDA	$101,988	$91,280	$401,614	$371,502

Adjusted EBITDA Margin	46%	43%	46%	45%

(i)
Transaction and other related expenses for the three months and the year ended December 31, 2024 primarily related to deal costs incurred for potential acquisitions and debt modification costs related to the February and October 2024 refinancings on our First Lien term loan.
(ii)
Transformation expenses consist of severance and other employee separation costs related to exit activities initiated during each respective period.
(iii)
This is related to adjustments to the private placement warrants liability from the re-measurement to fair value at the end of the reporting period.
(iv)
This relates to accruals for estimated loss contingencies as well as settlements for any legal proceedings.
(v)
This consists of a tax settlement adjustment related to an acquisition that was completed in 2018.
(vi)
This relates to the impairment of goodwill in our Parking Solutions segment further discussed above
(vii)
This consists of adjustments made to our Tax Receivable Agreement liability due to changes in estimates.
(viii)
Loss on interest rate swap was associated with the derivative instrument re-measured to fair value at the end of each reporting period offset by the related monthly cash receipts/payments.
(ix)
Loss on extinguishment of debt consists of the write-off of pre-existing original issue discounts and deferred financing costs associated with the refinancing of our debt for the three months and the year ended December 31, 2024 and from the early repayments of debt for the year ended December 31, 2023.
(x)
Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation Amended and Restated 2018 Equity Incentive Plan.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW (Unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
($ in thousands)	2024	2023	2024	2023
Net cash provided by operating activities	$40,487	$35,730	$223,642	$206,101
Purchases of installation and service parts and property and equipment	(18,847)	(16,484)	(70,856)	(56,985)
Free Cash Flow (1)	$21,640	$19,246	$152,786	$149,116

(1)
Free Cash Flow for the year ended December 31, 2024 includes an after-tax legal settlement cost of approximately $22.1 million. The annual estimated effective tax rate to calculate the income tax effect on the legal settlement adjustment is 30.0%.

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED NET INCOME AND CALCULATION OF ADJUSTED EPS (Unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
(In thousands, except per share data)	2024	2023	2024	2023
Net (loss) income	$(66,656)	$3,022	$31,448	$57,015
Amortization of intangibles	16,743	16,721	67,003	77,644
Transaction and other related expenses	1,245	145	5,369	629
Transformation expenses	1,892	935	4,444	3,241
Change in fair value of private placement warrants	—	—	—	24,966
Legal accrual/settlement	8,250	31,500	8,250	31,500
Goodwill impairment	97,076	—	97,076	—
Tax settlement payment related to a prior acquisition	—	5,652	—	5,652
Tax receivable agreement liability adjustment	(257)	(3,077)	(257)	(3,077)
Tax receivable agreement imputed interest	—	(3,641)	—	(3,641)
Loss on extinguishment of debt	1,117	—	1,745	3,533
Change in fair value of interest rate swap	—	3,041	1,316	(320)
Stock-based compensation	4,372	5,130	22,958	17,476
Total adjustments before income tax effect	130,438	56,406	207,904	157,603
Income tax effect on adjustments	(9,751)	(19,568)	(32,802)	(42,105)
Total adjustments after income tax effect	120,687	36,838	175,102	115,498
Adjusted Net Income	$54,031	$39,860	$206,550	$172,513

Adjusted EPS	$0.33	$0.24	$1.23	$1.08
Diluted weighted average shares outstanding (1)	165,927	168,585	167,717	160,017
Annual estimated effective income tax rate (2)	30%	31%	30%	31%

(1)
The diluted weighted average shares outstanding used above includes the dilutive effect of common stock equivalents outstanding for the three months ended December 31, 2024. This differs from the weighted average shares outstanding used for net loss per share on our condensed consolidated statement of operations which have an anti-dilutive effect for the three months ended December 31, 2024.
(2)
The annual estimated effective tax rate used above excludes discrete items as they do not impact taxable income. This rate differs from the period-to-date effective tax rate used on our condensed consolidated statements of operations which includes the discrete items.

RECONCILIATION OF TOTAL LONG-TERM DEBT TO NET DEBT AND NET LEVERAGE (Unaudited)

($ in thousands)	December 31, 2024	December 31, 2023
Total long-term debt, net of current portion	$1,034,211	$1,029,113
Current portion of long-term debt	—	9,019
Total long-term debt	1,034,211	1,038,132
Original issue discounts	2,322	3,646
Unamortized deferred financing costs	9,035	12,809
Total long-term debt, excluding original issue discounts and unamortized deferred financing costs	1,045,568	1,054,587
Cash and cash equivalents	(77,560)	(136,309)
Net Debt	$968,008	$918,278

Net Leverage	2.4x	2.5x
Trailing twelve months adjusted EBITDA	401,614	371,502

Investor Relations Contact

Mark Zindler

mark.zindler@verramobility.com